Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Supplement to Amendment No. 3 to Registration Statement No. 333-83672 of Northrop Grumman Corporation of our report dated February 18, 2002, except for the subsequent events footnote, as to which the date is March 18, 2002, appearing in the Annual Report on Form 10-K of Northrop Grumman Corporation for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Los Angeles, California
April 15, 2002